Exhibit 2.19

AMENDMENT NO. 1 TO

STRATEGIC COLLABORATION AGREEMENT

This Amendment No. 1 to Strategic Collaboration Agreement (the “First Amendment”) is made and entered into this 23rd day of July, 2003 (the “First Amendment Execution Date”) by and between PalmSource, Inc. (“PalmSource”), a Delaware corporation with a place of business at 1240 Crossman Avenue, Sunnyvale, California 94089-1116, PalmSource Overseas Limited, a company organized and existing under the laws of Cayman Islands, with its registered office at West Wing Building, Harbour Drive, George Town, Grand Cayman, Cayman Islands, British West Indies (referred to individually as “PalmSource Cayman” or collectively with PalmSource, Inc. as “PalmSource”), and Palm, Inc., a Delaware corporation with a place of business at 400 N. McCarthy Boulevard, Milpitas, CA 95035 (“Palm” or “Licensee”).

RECITALS

A.  PalmSource, PalmSource Cayman, and Palm are parties to that certain Strategic Collaboration Agreement dated June 4, 2003 (the “Agreement”), which shall be effective as of the Effective Date, as that term is defined in the Agreement.

B.  The parties wish to amend the Agreement in order to correct the references in the Agreement to PalmSource Cayman as further described below.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the terms of this First Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendment of Agreement. This First Amendment hereby amends and revises the Agreement to incorporate the correction to PalmSource Cayman as described in this First Amendment. Except as expressly provided for in this First Amendment, the Agreement will remain unchanged and in full force and effect. The term “Agreement”, as used in the Agreement and all other instruments and agreements executed thereunder, shall for all purposes refer to the Agreement as amended by this First Amendment.

2.    Correction of Reference in the Agreement to PalmSource Cayman. All references in the Agreement to “Palm Platform Overseas Limited” shall mean and refer to “PalmSource Overseas Limited.”

3.    General. This First Amendment has been executed by the parties as of the First Amendment Execution Date, with such execution being effective as of the Effective Date of the Agreement, as that term is defined in the Agreement. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this First Amendment as of the First Amendment Execution Date.

PALMSOURCE, INC.		PALMSOURCE OVERSEAS LIMITED

By:	/s/ DAVID C. NAGEL	By:	/s/ DAVID C. NAGEL

Name:	David C. Nagel	Name:	David C. Nagel

Title:	CEO	Title:	President

Date:	July 23, 2003	Date:	July 23, 2003

PALM, INC.

By:	/s/ R. TODD BRADLEY

Name:	R. Todd Bradley

Title:	CEO, Palm Solutions Group

Date:	July 23, 2003